Contact for Greenfield Industries, Inc.:
             Gary L. Weller                           Dianne Steele
             Senior Vice President                    Director of Communications
             and Chief Financial Officer              and Investor Relations
             (706)650-4218                            (706)650-4134


                           GREENFIELD INDUSTRIES, INC.
                    ANNOUNCES SHARE REPURCHASE AUTHORIZATION


     Augusta, Georgia -- April 24, 1997 -- Greenfield Industries,  Inc. (NASDAQ:
     GFII) announced that its Board of Directors today authorized a program to repurchase from time to time up to a total of 1,250,000 shares of its common stock. The repurchases may be made in the open market or in negotiated or other permissible transactions. As of March 21, 1997, there were 16,398,257 shares of common stock outstanding.

     Paul W. Jones, President and Chief Executive Officer commented, "Our investment in Greenfield common stock reflects our overall confidence in the Company's future and our commitment to enhancing shareholder value. We believe our stock is undervalued and represents a good investment. The purchase of the shares will be made from available cash flow and from existing debt facilities. After giving effect to the contemplated repurchase, we expect that our cash flow and debt capacity will be adequate to finance future acquisitions."

     Greenfield  Industries,   Inc.  is  a  leading  worldwide  manufacturer  of
     expendable cutting tools and related products used in a variety of industrial, electronics, energy and construction, engineered products and consumer markets. The Company also manufactures and markets a variety of marine products.


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